UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 6, 2013

Commission File Number:  00053238

Cemtrex Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
30-0399914
(IRS Employer Identification No.)

19 Engineers Lane, Farmingdale, New York 11735
(Address of principal executive offices)

6317569116
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Cemtrex has completed the acquisition of the privately held ROB Group, a leader in electronics manufacturing solutions. Founded in 1989, ROB is a full service provider of electronic manufacturing and cable assembly services. Cemtrex will operate the company as a wholly-owned subsidiary known as ROB Cemtrex GmbH.

"We are committed to growing Cemtrex, whether organically or through acquisitions and today we seized a unique opportunity to provide shareholders with significant return without any dilution. Our vision is to continue to grow the company in areas where we know there will be long term market potential and we can provide compelling value," said Saagar Govil, CEO of Cemtrex, Inc. "As everything in our world becomes connected to the internet and all industrial machinery, equipment and consumer appliances become intelligent, the demand for reliable quality electronics manufacturing will continue to rise. We believe ROB Cemtrex is strategically positioned to capitalize on these rapidly developing market trends," he continued.

Current management will remain in place. Cemtrex financed the purchase price of Euro 4.1 million through a Euro 2.0 million loan from Ducon Technologies Inc. and the balance loan from Sparkasse Bank of Germany. No new shares were issued for the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cemtrex Inc.

Date:   November 6, 2013
By:	/s/ Saagar Govil

Name: Saagar Govil
Title: CEO

Exhibit Index

Exhibit No.	Description
EX-1.1	New release